Exhibit 99.1

KKR prices $750,000,000 of 4.850% senior notes due 2032

New York — May 10, 2022 — KKR & Co. Inc. (“KKR”) (NYSE: KKR) today announced that it has priced an offering of $750,000,000 aggregate principal amount of its 4.850% Senior Notes due 2032 (the “notes”) issued by KKR Group Finance Co. XII LLC, its indirect subsidiary. The notes are to be fully and unconditionally guaranteed by KKR & Co. Inc. and KKR Group Partnership L.P.

KKR intends to use the net proceeds from the sale of the notes for general corporate purposes.

The notes will be offered and sold to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, pertaining to KKR. Forward-looking statements relate to expectations, estimates, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. These forward-looking statements can be identified by the use of words such as “outlook,” “believe,” “think,” “expect,” “potential,” “continue,” “may,” “should,” “seek,” “approximately,” “predict,” “intend,” “will,” “plan,” “estimate,” “anticipate,” the negative version of these words, other comparable words or other statements that do not relate strictly to historical or factual matters. These forward-looking statements are based on KKR’s beliefs, assumptions and expectations, but these beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to KKR or within its control. Due to various risks and uncertainties, actual events or results may differ materially from those reflected or contemplated in such forward-looking statements. We believe these factors include those in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should be read in conjunction with the other cautionary statements that are included in our periodic filings. Past performance is no guarantee of future results. All forward-looking statements speak only as of the date of this press release. KKR does not undertake any obligation to update any forward-looking statements to reflect circumstances or events that occur after the date of this press release except as required by law.

CONTACT INFORMATION

Investor Relations:	Media Contact:
Craig Larson	Kristi Huller, Cara Major or Miles Radcliffe-Trenner
Tel: +1 (877) 610-4910 (U.S.) / +1 (212) 230-9410	Tel: + 1 (212) 750-8300
investor-relations@kkr.com	media@kkr.com